Exhibit 5.2

[Letterhead of Sullivan & Cromwell LLP]
January 14, 2015
Stonegate Mortgage Corporation,
9190 Priority Way West Drive, Suite 300,
Indianapolis, Indiana 46240

Ladies and Gentlemen:
We are acting as counsel to Stonegate Mortgage Corporation, an Ohio corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”). The Registration Statement registers (i) shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”); (ii) senior and subordinated debt securities of the Company (the “Debt Securities”); (iii) shares of preferred stock, without par value, of the Company (the “Preferred Stock”); (iv) depositary shares representing Preferred Stock (the “Depositary Shares”); and (v) warrants to purchase Common Stock.
In connection with the filing of the Registration Statement, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that:
(1) Debt Securities. When the Registration Statement has become effective under the Act, when the applicable Indenture (the “Debt Indenture”) relating to the Debt Securities has been duly authorized, executed and delivered, when the terms of the Debt Securities and of their issuance and sale have been duly established in conformity with the applicable Debt Indenture, so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and when the Debt Securities have been duly executed and authenticated in accordance with the applicable Debt Indenture and issued and sold as contemplated in the Registration Statement, the Debt Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(2) Depositary Shares. When the Registration Statement has become effective under the Act, when the terms of any applicable deposit agreements under which the Depositary Shares are to be issued have been duly established and any applicable deposit agreements have been duly authorized, executed and delivered, when the terms of the Depositary Shares and of their issuance and sale have been duly established in conformity with the applicable deposit agreements, when the Preferred Shares represented by the Depositary Shares have been duly delivered to the applicable depositaries and when the depositary receipts evidencing the Depositary Shares have been duly issued against deposit of the Preferred Shares in accordance with the applicable deposit agreements and issued and sold as contemplated by the Registration Statement, and if all the foregoing actions are taken so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the depositary receipts evidencing the Depositary Shares will be validly issued and will entitle the holders thereof to the rights specified in the Depositary Shares and the applicable deposit agreements, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Ohio law, we have relied upon the opinion, dated the date hereof, of Barnes & Thornburg LLP, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Barnes & Thornburg LLP.
We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the governing documents under which the Debt Securities and Depositary Shares are to be issued will have been duly authorized, executed and delivered by all parties thereto other than the Company and that the signatures on documents examined by us are genuine. We have further assumed that the issuance or delivery by the Company of any securities other than the Debt Securities and Depositary Shares, or of any other property, upon exercise or otherwise pursuant to the terms of the Debt Securities and Depositary Shares will be effected so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Securities” in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ Sullivan & Cromwell LLP